EXHIBIT 10.2 EXECUTION VERSION

DELAYED-DRAW TERM LOAN
CREDIT AND GUARANTY AGREEMENT
dated as of
April 26, 2024
among
VAREX IMAGING CORPORATION,
as the Parent Borrower,
CERTAIN SUBSIDIARIES OF PARENT BORROWER IDENTIFIED HEREIN,
as Borrower and the Guarantors, as applicable,
THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,
and
ZIONS CREDIT CORPORATION,
as the Lender

ACTIVE 696497506v9

TABLE OF CONTENTS

SCHEDULES

SCHEDULE 2.01    DDTL Commitment
SCHEDULE 5.21    Post-Closing Matters
SCHEDULE 9.01    Lending Office; Certain Addresses for Notices

EXHIBITS

EXHIBIT A    Form of Pay Proceeds Authorization

DELAYED-DRAW TERM LOAN
CREDIT AND GUARANTY AGREEMENT
This DELAYED-DRAW TERM LOAN CREDIT AND GUARANTY AGREEMENT, dated as of April 26, 2024 (this “Agreement”), is entered into by and among VAREX IMAGING CORPORATION, a Delaware corporation (the “Parent Borrower”), VAREX IMAGING WEST, LLC, a Delaware limited liability company (together with the Parent Borrower, collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties from time to time party hereto, and ZIONS CREDIT CORPORATION (including its Affiliates, divisions and branches, and together with any permitted successors or assigns, the “Lender”).
RECITALS
A.    Capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof.
B.    The Lender has agreed, subject to the terms and conditions set forth herein and in the other Loan Documents, to extend certain credit facilities to the Borrowers in the form of a DDTL Commitment in the original principal amount of $20,000,000, the proceeds of which will be used solely for purchases of Eligible Equipment.
C.    The Borrowers have agreed to secure its Obligations by granting to the Lender a Lien on the Financed Equipment purchased with the proceeds of the Loans made hereunder, subject to the terms and conditions set forth herein and in the Collateral Documents.
D.    The Guarantors have agreed to guarantee the Obligations of the Loan Parties hereunder and under the other Loan Documents on the terms and conditions set forth herein and the other Loan Documents.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01    Defined Terms. As used in this Agreement, including in the preamble, Recitals, appendices, schedules, and exhibits hereto, the following terms have the meanings specified below:
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, the Lender shall not be deemed an “Affiliate” of any Loan Party or of any Subsidiary of any Loan Party solely by reason of the provisions of the Loan Documents.
“Agreement” has the meaning specified in introductory paragraph hereof.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means, for any day, as to the Unused DDTL Commitment Fees payable hereunder or as to any SOFR Loan or Base Rate Loan, as the case may be, the applicable percentages per annum determined by reference to the Consolidated Total Net Leverage Ratio applicable on such day as set forth below:

Tier	Consolidated Total Net Leverage Ratio	SOFR Loans	Base Rate Loans	Unused DDTL Commitment Fee
1	Less than 1.75:1.00	2.00%	1.00%	0.300%
2	Greater than or equal to 1.75:1.00, but less than 2.50:1.00	2.25%	1.25%	0.350%
3	Greater than or equal to 2.50:1.00, but less than 3.00:1.00	2.50%	1.50%	0.375%
4	Greater than or equal to 3.00:1.00	2.75%	1.75%	0.400%

Initially, commencing on the Closing Date and for each period on or prior to the delivery of the consolidated financial statements of the Parent Borrower in respect of the Fiscal Quarter ending on June 28, 2024, the Applicable Margin shall be determined based upon Tier 3. Notwithstanding anything herein to the contrary, the Applicable Margin shall be adjusted from time to time upon delivery to the Lender of the quarterly consolidated financial statements of the Parent Borrower required to be delivered pursuant to Section 5.01(b) accompanied by a written calculation of the Consolidated Total Net Leverage Ratio certified on behalf of the Parent Borrower by an officer of the Parent Borrower as of the end of the Fiscal Quarter for which such consolidated financial statements are delivered. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month immediately following the date of delivery of such consolidated financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Parent Borrower shall fail to deliver any such consolidated financial statements for any such Fiscal Quarter by the date required pursuant to Section 5.01(b), then, at the Lender’s election, effective as of the first day of the calendar month immediately following the end of the Fiscal Quarter during which such consolidated financial statements were to have been delivered, and continuing through the first day of the calendar month immediately following the date (if ever) when such consolidated financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal Tier 4 specified in the pricing table set forth above.
In the event that any consolidated financial statement of the Parent Borrower delivered pursuant to Section 5.01(b) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Parent Borrower shall immediately deliver to the Lender a corrected consolidated financial statement with an accompanying corrected Compliance Certificate certified by the Parent Borrower for that period, (ii) the Applicable Margin shall be determined based on the corrected calculation for that period, and (iii) the Borrowers shall promptly pay to the Lender the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall survive the termination of the Loan Documents and the payment in full of the Obligations.
“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Borrower and its Subsidiaries for the Fiscal Year ended September 29, 2023 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Parent Borrower and its Subsidiaries.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Parent Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Parent Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Blocking Law” means:
(a)    any provision of EU Regulation (EC) No. 2271/96;
(b)    section 4 of the German Foreign Trade Act (Außenwirtschaftsgesetz) in connection with section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung)); or
(c)    any similar blocking or anti-boycott law, regulation or statute in force from time to time.
“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the managers, board of managers or managing members of such Person, (iii) in the case of any partnership, the general partners of such partnership (or the board of directors of the general partner of such Person, if any) and (iv) in any other case, the functional equivalent of the foregoing.
“Borrower” and “Borrowers” have the meanings specified in the preamble to this Agreement.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the Lender.
“Borrowing Request” means a request for a Borrowing, which in each case shall be in such form as the Lender may approve.
“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of Utah or is a day on which banking institutions in such state are authorized or required by Law to close.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued or implemented.

“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 24 consecutive months, a majority of the members of the Board of Directors of the Parent Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or
(c)    the Parent Borrower shall cease to own and control, of record and beneficially, directly or indirectly, on a fully diluted basis, 100% of the economic and voting interests in the Equity Interests of the other Loan Parties except as a result of one or more transactions permitted by the Loan Documents, free and clear of all Liens and other encumbrances (other than “Permitted Liens” (as defined in the Revolving Credit Agreement)); or
(d)    a “Change of Control” (as defined in the Revolving Credit Agreement) shall have occurred under the Revolving Credit Agreement.
“Closing Date” means, subject to Section 4.01, the date hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all Financed Equipment owned, leased or operated by a Person covered by the Collateral Documents, now existing or hereafter acquired, in each case, that may at any time be or become subject to a security interest or Lien granted or purported to be granted to the Lender pursuant to any Collateral Documents to secure the Obligations.
“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Lender executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Lender’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens on the Collateral held by such Person or located on such Real Estate, (iii) provides the Lender with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Lender with a reasonable time to remove and/or sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Lender as the Lender may reasonably require related to the use and access of the Collateral. For the avoidance of doubt, a form of collateral access agreement that is acceptable under the Revolving Credit Agreement shall be deemed acceptable under this Agreement, with conforming updates as to the scope of collateral and the applicable parties referenced therein.

“Collateral Documents” means the Equipment Security Agreement and all similar agreements entered into guarantying payment of, or granting a Lien upon or granting control of property as security for payment of, the Obligations, as any of the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
“Communications” has the meaning specified in Section 9.01(d).
“Compliance Certificate” means a compliance certificate in a form reasonably satisfactory to the Lender. For the avoidance of doubt, a form of compliace agreement that is acceptable under the Revolving Credit Agreement shall be deemed acceptable under this Agreement, with conforming updates as to the applicable parties referenced therein.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Fixed Charge Coverage Ratio” has the meaning ascribed to such term in the Revolving Credit Agreement.
“Consolidated Total Net Leverage Ratio” has the meaning ascribed to such term in the Revolving Credit Agreement.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligations” means, with respect to any Person, any security issued by such Person or any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.
“Daily Simple SOFR” has the meaning specified in the definition of “Benchmark Replacement.”
“DDTL Commitment” means on any date during the DDTL Draw Period, the commitment of the Lender to make Loans in an aggregate amount not to exceed the Lender’s DDTL Commitment set forth on Schedule 2.01, as such commitment may be reduced or increased from time to time pursuant to Section 9.04 or reduced from time to time pursuant to Section 2.09 or otherwise pursuant to this Agreement. As of the Closing Date, the initial amount of the Lender’s DDTL Commitment is $20,000,000. The amount of the Lender’s DDTL Commitment shall be reduced by the aggregate principal amount of Loans funded by the Lender.
“DDTL Commitment Termination Date” means the earliest to occur of (a) the date on which the entire amount of the DDTL Commitment has been drawn, (b) the date on which the DDTL Commitment has been terminated or reduced to zero pursuant to Section 2.09 and (c) as of the close of business on the date that is the end of the DDTL Draw Period, subject to the provisions of Section 2.03.
“DDTL Conversion Date” means the date upon which the aggregate Outstanding Amount of Loans under the DDTL Facility has been converted to Termed-Out Loans.
“DDTL Draw Period” means the period from and including the Closing Date through and including June 30, 2025.
“DDTL Facility” means the DDTL Commitment and all Borrowings thereunder.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time as now and hereafter in effect and affecting the rights of creditors generally including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum (provided that, with respect to a SOFR Loan, the determination of the applicable interest rate is subject to Section 2.07(e) to the extent that Loans may not be converted to, or continued as, SOFR Loans, pursuant thereto) and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans in the case of overdue interest or fee plus 2.00% per annum.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any Collateral by any Loan Party.
“Dollars,” “dollars” and the sign “$” each means lawful money of the United States.
“Domestic Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Parent Borrower that is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.
“Eligible Equipment” means all of the Equipment (including associated software and/or software licenses to the extent permitted below) to be purchased by a Loan Party, in whole or in part, with the proceeds of a Borrowing hereunder that meets the following criteria:
(a)    the Parent Borrower has delivered such Supporting Documentation related to such Equipment as Lender may reasonably request;
(b)    such Equipment is not purchased from any other Loan Party, any Subsidiary of any Loan Party, or an Affiliate of any Loan Party;
(c)    such Equipment is not subject to any Liens or rights of any Person other than the Lender, except for Permitted Liens;
(d)    such Equipment is to be used in the development or operations of such Loan Party’s business;
(e)    such Equipment will be delivered to or physically located at a facility located in the United States that is owned by a Loan Party or is otherwise subject to a Collateral Access Agreement and will be installed or able to be installed in a reasonable period of time (to the extent installation is required), or is held in safe custody pending such delivery and/or installation;
(f)    no Loan Party has received possession of such Equipment on a date that is 20 days or more prior to the date that the Lender received the applicable Borrowing Request and Pay Proceeds Authorization (including Supporting Documentation) related to such Equipment;
(g)    such Equipment is new when acquired by such Loan Party, is not obsolete or damaged, and is fully assembled or able to be assembled in a reasonable period of time for its intended purpose;
(h)    if applicable, such Equipment is covered by applicable manufacturers’ warranties or casualty insurance reasonably acceptable to the Lender; provided that the Lender may not require casualty insurance in excess of that required under the Revolving Credit Agreement;
(i)    if applicable, such Equipment has passed inspections or tests required by any Governmental Authority, and has any licenses, registrations or permits required by any Governmental Authority as of the applicable date of such requirement, except that any license, registration or permit that is not material may be obtained within five Business Days of such requirement;

(j)    each of the representations or warranties related to such Equipment as set forth in the Loan Documents is true or correct in all material respects; and
(k)    the aggregate separately invoiced cost of software and/or software licenses associated with such Equipment, together with the aggregate separately invoiced cost of software and/or software licenses financed with Loans and associated with any other Financed Equipment, does not exceed $6,000,000.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.
“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning specified in the UCC.
“Equipment Security Agreement” means that certain Equipment Security Agreement, dated as of the Closing Date, made by the Loan Parties party thereto in favor of the Lender, as amended, restated, supplemented, or otherwise modified from time to time.
“Equity Interests” has the meaning ascribed to such term in the Revolving Credit Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Parent Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Parent Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any ERISA Affiliate; (j) the engagement by the Parent Borrower or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Parent Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the effecting of an amendment to a Pension Plan that could reasonably be expected to result in the posting of bond or security under Section 436(f)(1) of the Code.
“Event of Default” has the meaning specified in Article VII.
“Excluded Property” has the meaning specified in the Equipment Security Agreement.
“Excluded Subsidiary” has the meaning ascribed to such term in the Revolving Credit Agreement; provided that, notwithstanding the foregoing, (a) each Foreign Subsidiary shall be an Excluded Subsidiary; (b) no Domestic Subsidiary that is a borrower or guarantor under the Revolving Credit Agreement shall constitute an Excluded Subsidiary; and (c) no Borrower or U.S. direct parent entity of a Borrower or any other Loan Party as of the Closing Date shall be an Excluded Subsidiary.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or DDTL Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or DDTL Commitment or (ii) the Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Lending Office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.18(g), (d) [reserved] and (e) any U.S. federal withholding Taxes imposed under FATCA.
“Fair Share” has the meaning specified in Section 10.02.
“Fair Share Contribution Amount” has the meaning specified in Section 10.02.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” has the meaning specified in Section 3.16(b).
“FDPA” means the Flood Disaster Protection Act of 1973, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letters” means one or more fee letters between the Borrowers and the Lender dated on or about the Closing Date and any other fee letter between or among any of the Loan Parties and the Lender.
“Financed Equipment” means Eligible Equipment purchased, in whole or in part, with the proceeds of Borrowings hereunder.
“Financial Covenant Conforming Changes” means, with respect to the cross-references made in this Agreement to the Revolving Financial Covenants, any technical or other changes or amendments to this Agreement that the Lender determines are appropriate to reflect the amendment from time to time of any such Revolving Financial Covenants or the termination of the Revolving Credit Agreement prior to the Maturity Date.
“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Fiscal Quarter” means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with GAAP applied consistently with that applied in the preparation of the Audited Financial Statements referred to in Section 3.05(a), as set forth on a schedule delivered to the Lender.
“Fiscal Year” means a fiscal year of Parent Borrower and its Subsidiaries, as set forth on a schedule delivered to the Lender.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Parent Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).
“Foreign Subsidiary” means, at any time, any direct or indirect Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funding Guarantor” has the meaning specified in Section 10.02.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, applied on a basis consistent (except for changes concurred in by the Parent Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Parent Borrower and its Subsidiaries delivered pursuant to Section 5.01.
“Governmental Authority” means any nation or government, any state, local government, province, territory, city, municipal entity, or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority, in each case having the force of law.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 10.01.
“Guaranties” means the guarantee of the Obligations of each Loan Party hereunder by the Loan Parties in Article X hereunder or in a supplemental guarantee in accordance with Section 5.16 of this Agreement and any other guaranty executed by any Guarantor in favor of Lender in respect of the Obligations, and “Guaranty” means any of them.
“Guarantors” means (w) each Borrower (as to the other Loan Parties’ Obligations), (x) each Domestic Subsidiary that is a party hereto, (y) [reserved] and (z) each other Restricted Subsidiary that is a party hereto or executes a supplement hereto in accordance with Section 5.16, for itself and the benefit of the Lender, in connection with the transactions contemplated by this Agreement and the other Loan

Documents; provided that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in no event shall an Excluded Subsidiary be a Guarantor of or otherwise obligated in respect of any Obligation of a Borrower; provided further that, upon the release or discharge of such Person from its Guaranty in accordance with this Agreement, such Person shall cease to be a Guarantor.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Illegality Notice” has the meaning specified in Section 2.20.
“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.
“Indebtedness” or “Debt” means, with respect to any Person:
(1)    the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capital Lease Obligations, or (e) representing any Hedging Obligations (as defined in the Revolving Credit Agreement), if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(3)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as defined in the Revolving Credit Agreement and as determined in good faith by Parent Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;
provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) [reserved]; (5) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (6) obligations in respect of cash management services; (7) in the case of Parent Borrower and the Restricted Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, Tax and accounting operations of Parent Borrower and the Restricted Subsidiaries; and (8) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of Parent Borrower or the Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of Parent Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Parent Borrower or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Parent Borrower or the Restricted Subsidiaries Incurred without violation of this Agreement.
Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.
“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 9.03(b).
“Information” has the meaning specified in Section 9.12.
“Insolvency Event of Default” means under Event of Default under clause (ii) or (iii) of Section 7.01(e).
“Interest Election Request” means a request by the Parent Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be in such form as the Lender may approve.
“Interest Payment Date” means (a) as to any Base Rate Loan, the first day of each January, April, July and October and the Maturity Date, and (b) as to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and the Maturity Date.
“Interest Period” means, as to any SOFR Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding

Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.24(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a joinder agreement substantially in the form set forth in or attached to the Equipment Security Agreement.
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all Governmental Authorizations, in each case having the force of law.
“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.
“Lender” has the meaning specified in the preamble to this Agreement, together with any other Person that shall have become party hereto holding a DDTL Commitment or Loans pursuant to an assignment pursuant to Section 9.04(b), other than any such Person that ceases to be a party hereto holding a DDTL Commitment or Loans pursuant to an assignment pursuant to Section 9.04(b).
“Lending Office” means the office or offices of the Lender described on Schedule 9.01, or such other office or offices as the Lender may from time to time notify to the Parent Borrower, which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate. Unless the context otherwise requires each reference to the Lender shall include its Lending Office.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease, a license or an agreement to sell be deemed to constitute a Lien.
“Loan” means a delayed-draw term loan made by the Lender to the Borrowers under Article II, and shall include the Termed-Out Loans.
“Loan Documents” means, collectively, this Agreement, any Note delivered pursuant to Section 2.13(b), the Collateral Documents, the Guaranties, the Fee Letters, any intercreditor agreement, and any other agreements, documents, certificates, and instruments executed and delivered by any Loan Party in connection herewith. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, each of the Borrowers and Guarantors from time to time party hereto.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X.
“Material Adverse Change” means any event or condition which has or would reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means, a material adverse effect on (a) the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrowers and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Lender under any Loan Document, or of the ability of the Borrowers or any other Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the legality, validity, binding effect or enforceability against the Borrowers or any other Loan Party of any Loan Document to which it is a party.
“Maturity Date” means September 26, 2027 (except that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day).
“Maximum Rate” has the meaning specified in Section 9.14.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.
“Multiple Employer Plan” means a Plan with respect to which the Parent Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Proceeds” means with respect to any Disposition of the Collateral by any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) [reserved], (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer Tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)) and (C) any funded escrow account established by the Loan Parties to pay federal, state, provincial and local income or other Taxes estimated to be payable by any Loan Party as a result thereof (provided that, to the extent and at the time any such amounts are released from such reserve and not applied to pay such Taxes, such amounts shall constitute Net Proceeds).
“Note” means any promissory note issued pursuant to Section 2.13(b).
“Notes Collateral Agent” means Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee, registrar, paying agent and notes collateral agent under the Senior Notes Indenture.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party (or its Subsidiary) to the Lender under any Loan Document, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding), fees, expenses, attorneys’ fees and any other sum chargeable to any Loan Party under this Agreement or any of the other Loan Documents (including all monetary obligations that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding).
“Obligee Guarantor” has the meaning specified in Section 10.07.
“OFAC” has the meaning specified in Section 3.16(a).
“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary or comparable person under foreign laws of such Person.
“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Parent Borrower” has the meaning specified in the preamble to this Agreement.
“Participant” has the meaning specified in Section 9.04(d).
“Participant Register” has the meaning specified in Section 9.04(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Pay Proceeds Authorization” means the written authorization of the Parent Borrower to the Lender to disburse the proceeds of a Borrowing to a Pay Proceeds Recipient, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Lender, which shall in each case include all applicable Supporting Documentation.
“Pay Proceeds Recipient” means the maker or vendor of Eligible Equipment purchased, in whole or in part, with the proceeds of Borrowing and identified in the applicable Pay Proceeds Authorization.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Parent Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”
“Permitted Liens” means, with respect to any of the Collateral of any Loan Party:
(a)    Liens created pursuant to the Collateral Documents or otherwise securing the Obligations;
(b)    Liens for Taxes not yet due or being contested in good faith and by proper proceedings if such Person has maintained adequate reserves with respect thereto in accordance with GAAP;
(c)    statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the ordinary course of business, but only if (i) payment of the obligations secured thereby is not yet due or is being contested in good faith and by proper proceedings if such Person has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) such Liens do not materially impair the value or use of the Collateral or materially impair operation of the business of any Loan Party; and
(d)    Liens arising by virtue of a judgment or judicial order against any Loan Party, or any property or assets of a Loan Party, as long as such Liens are (i) in existence for less than 20 consecutive days or being contested in good faith and by proper proceedings if such Person has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) at all times junior to the Lender’s Liens.

“Person” means an individual, partnership, limited liability company, unlimited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any employee benefit plan (other than a Multiemployer Plan) maintained by a Loan Party or any ERISA Affiliate for its employees and subject to Title IV of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Prepayment Notice” means a notice by the Parent Borrower to prepay Loans, which shall be in such form as the Lender may approve.
“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender); provided, however, that if the Prime Rate determined as provided above shall ever be less than the Floor, then the Prime Rate shall be deemed to be the Floor. Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective. This definition of Prime Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the variable interest rate used herein. It is not necessarily the lowest rate at which the Lender may make loans to any of its customers, either now or in the future. The Lender may make loans to any of its customers, now or in the future, based on other rates as well.
“Protected Person” has the meaning specified in Section 9.03(d).
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors and legal counsel of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations, and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.
“Responsible Officer” means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer, treasurer or vice president of finance, treasury and business development of the Parent Borrower or other executive officer of the Parent Borrower who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Lender). Any document delivered hereunder that is signed by a Responsible Officer of the Parent Borrower or other Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Parent Borrower or such other Loan Party, as the case may be, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Parent Borrower or such other Loan Party, as applicable.
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of Parent Borrower. Each Loan Party (other than the Parent Borrower) shall constitute a Restricted Subsidiary.
“Revolving Credit Agreement” means the Revolving Credit and Guaranty Agreement, dated as of March 26, 2024, by and among the Parent Borrower, the other Loan Parties from time to time party thereto, the lenders from time to time party thereto, and Zions Bancorporation, N.A. dba Zions First National Bank, as administrative agent and collateral agent for such lenders (in such capacity, the “Revolving Credit Agent”), as the same may be amended, restated, supplemented, or modified from time to time.
“Revolving Financial Covenants” means the financial covenants (including, without limitation, the covenant levels or definitions used therein) set forth in the Revolving Credit Agreement, as the same may be amended from time to time, including as the same may be in effect immediately prior to the termination of the Revolving Credit Agreement.
“Revolving Loan Documents” has the meaning ascribed to the term “Loan Documents” in the Revolving Credit Agreement.
“Sanctions” has the meaning specified in Section 3.16(a).

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to, or exercising any, of its principal functions.
“Securities Act” means the United States Securities Act of 1933, as amended, and any successor statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Senior Notes” means Parent Borrower’s 7.875% Senior Secured Notes due 2027 issued on September 30, 2020 in an initial aggregate principal amount of $300.0 million.
“Senior Notes Indenture” means the Indenture, dated as of September 30, 2020, among Parent Borrower, each of the guarantors party thereto and the Notes Collateral Agent.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”
“Solvent” means, with respect to any Person organized under the laws of the United States, or any state thereof, on a particular date, that on such date (a) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are conducted on such date and are proposed to be conducted after such date.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date (or, if later, the date such Indebtedness was originally incurred), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar property right in the case of partnerships and trusts and other Persons) having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body or Person with respect to partnerships and trusts and other Persons) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such

Person, or by one or more other Subsidiaries of such. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of Parent Borrower.
“Supporting Documentation” means, with respect to each Borrowing, an invoice or manufacturer’s purchase order or other documentation reasonably satisfactory to the Lender that identifies the Eligible Equipment proposed to be financed with such Borrowing in detail reasaonbly satisfactory to the Lender, the maker or vendor thereof and the purchase price therefor.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority to the extent the foregoing are in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termed-Out Loan” means the conversion of the aggregate outstanding principal amount of Loans as of the DDTL Commitment Termination Date, if any, on the DDTL Conversion Date (including, for the avoidance of doubt aggregating any outstanding principal amount of Loans). Notwithstanding the foregoing, each Termed-Out Loan shall continue to be a part of the DDTL Facility and evidenced by any Notes issued with respect to the Lender’s DDTL Commitment.
“Transactions” means (A) the entry into and incurrence of indebtedness pursuant to this Agreement; and (B) the payment of fees and expenses in connection with the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Base Rate.
“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Utah; provided that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions or Chapters of the UCC, the definition of such term contained in Article or Division or Chapter 9 shall govern; provided further that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in another State other than the State of Utah, the term “UCC” means the Uniform Commercial Code in such other State.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of Parent Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Parent Borrower in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
Parent Borrower may designate any Subsidiary of Parent Borrower (including any newly acquired or newly formed Subsidiary of Parent Borrower) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Parent Borrower or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that (x) the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent Borrower or any of the Restricted Subsidiaries unless otherwise permitted under Section 6.02 of the Revolving Credit Agreement, (y) immediately after giving effect to such designation, Parent Borrower shall be in Pro Forma Compliance (as defined in the Revolving Credit Agreement) with the Payment Conditions (as defined in the Revolving Credit Agreement) and (z) neither such Subsidiary nor any of its Subsidiaries may own or hold exclusive rights to, at the time of designation or at any time thereafter, any Intellectual Property (as defined in the Revolving Credit Agreement) material to the Parent Borrower, any of its Subsidiaries or the business of any of the foregoing; provided further, however, that either:

(a)    the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
(b)    if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 6.02 of the Revolving Credit Agreement.
Parent Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation, Parent Borrower shall be in Pro Forma Compliance with the Payment Conditions.
In no event may (x) a Borrower or (y) any Subsidiary that is a “Restricted Subsidiary” under (and as defined in) the Revolving Credit Agreement or the Senior Notes Indenture be designated an Unrestricted Subsidiary. As of the Closing Date, no entity is an Unrestricted Subsidiary.
“Unused DDTL Commitment Fee” has the meaning specified in Section 2.12(a).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrowers and the Lender.
SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of 366 days, and (ii) otherwise, to a year of 365 days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words

“asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.03    Accounting Terms; Changes in GAAP.
(a)    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Parent Borrower to the Lender pursuant to Section 5.01(a) and Section 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If the Parent Borrower notifies the Lender that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Parent Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.04    Rates. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Lender may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.05    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.06    Borrower Representative. Each Loan Party hereby designates Parent Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Loans, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial statements and reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Lender, and Parent Borrower hereby accepts such appointment. The Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by Parent Borrower on behalf of any Loan Party. The Lender may give any notice or communication with a Loan Party hereunder to Parent Borrower on behalf of such Loan Party. The Lender shall have the right, in its discretion, to deal exclusively with Parent Borrower for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Parent Borrower shall be binding upon and enforceable against it.
ARTICLE II

COMMITMENTS AND BORROWINGS
SECTION 2.01    DDTL Commitment and Loans. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties of the Loan Parties contained herein, the Lender agrees to make one or more Loans to the Borrowers from time to time on any Business Day on or prior to the DDTL Commitment Termination Date in an aggregate principal amount not to exceed the Lender’s DDTL Commitment immediately prior to giving effect to any such Loan. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or SOFR Loans, as further provided herein. All Loans hereunder shall be made in Dollars.
SECTION 2.02    Loans and Borrowings.
(a)    Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lender.
(b)    Type of Loans. Subject to Section 2.19, each Borrowing shall be comprised entirely of Base Rate Loans or SOFR Loans as the Parent Borrower may request in accordance herewith. The Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts. Each Borrowing shall be in an aggregate amount of not less than $250,000; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the DDTL Commitment. Borrowings of more than one Type may be outstanding at the same time.
SECTION 2.03    Borrowing Requests and Pay Proceeds Authorizations.
(a)    Notice by the Parent Borrower. Each Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Lender. Each such notice shall be in the form of a written (i) Borrowing Request and (ii) Pay Proceeds Authorization, in each case appropriately completed and signed by a Responsible Officer of the Parent Borrower, which must be received by the Lender not later than 11:00 a.m. (Mountain Time) five Business Days prior to the date of the requested Borrowing.
(b)    Content of Borrowing Requests and Pay Proceeds Authorizations. Each Borrowing Request and Pay Proceeds Authorization, as applicable, for a Borrowing pursuant to this Section shall specify the following information in compliance with Section 2.02: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing; (iv) in the case of a SOFR Borrowing, the Interest Period therefor; (v) a description of the Eligible Equipment to be purchased with the proceeds of the Borrowing, together with the Supporting Documentation therefor; and (vi) the name and address of the Pay Proceeds Recipient and, if applicable, the location and number of such Pay Proceeds Recipient’s account to which funds are to be disbursed.
(c)    Failure to Elect Type. If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a SOFR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, the Parent Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Proceeds of Borrowings. Each Borrower acknowledges and agrees that the proceeds of each Borrowing shall be made solely to the Pay Proceeds Recipient identified in the applicable Pay Proceeds Authorization.
SECTION 2.04    [Reserved].
SECTION 2.05    [Reserved].
SECTION 2.06    [Reserved].
SECTION 2.07    Interest Elections.
(a)    Elections by Parent Borrower for Borrowings. Subject to Section 2.02, the Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Parent Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Parent Borrower may elect different options with respect to different portions of the affected Borrowing, in which case the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Notice of Elections. Each such election pursuant to this Section shall be made upon the Parent Borrower’s irrevocable notice to the Lender. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Parent Borrower, or may be given by telephone to the Lender (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the Lender not later than the time that a Borrowing Request would be required under Section 2.03 if the Parent Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)    Content of Interest Election Requests. Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Base Rate Borrowing or SOFR Borrowing; and
(iv)    if the resulting Borrowing is a SOFR Borrowing, the Interest Period therefor after giving effect to such election.
(d)    [Reserved].
(e)    Failure to Make an Interest Election Request; Events of Default. If the Parent Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Parent Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be continued as a SOFR Borrowing with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Parent Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid as provided herein, each SOFR Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.
SECTION 2.08    Prepayments.
(a)    Optional Prepayments. The Borrowers may, upon notice to the Lender, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty, subject to the requirements of this Section.
(b)    Mandatory Prepayments.
(i)    No later than three Business Days following the date that any Loan Party receives Net Proceeds from any Disposition, the Borrowers shall prepay the Loans as set forth in Section 2.08(d) in an aggregate amount equal to 100% of such Net Proceeds; provided that, at the option of the Parent Borrower, the Loan Parties may reinvest all or any portion of such Net Proceeds in replacement Equipment within 180 days following receipt of such Net Proceeds; provided further that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Proceeds shall be applied within three Business Days after the applicable Loan Party reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.08(b)(i); provided further that such Net Proceeds shall be reinvested in assets that constitute Eligible Equipment and in in any event either constitute Collateral or are promptly added as Collateral under the Equipment Security Agreement.
(ii)    The Borrowers shall also prepay the Loans to the extent required by Section 2.2(a) of the Equipment Security Agreement.
(c)    Notices. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower, or may be given by telephone to the Lender (if promptly confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by the Lender (i) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m. (Mountain Time) three U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m. (Mountain Time) one Business Day before the date of prepayment. Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid. Each Prepayment Notice shall be irrevocable unless the receipt of the applicable Net Proceeds is conditioned on an event or a circumstance that does not occur or exist.
(d)    Amounts; Application. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing. All prepayments of the Loans shall be applied to principal installments on the Loans in the inverse order of maturity. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, together with any additional amounts required pursuant to Section 2.16.
SECTION 2.09    Termination or Reduction of DDTL Commitment. The DDTL Commitment shall automatically and permanently be reduced on the date of any applicable Borrowing upon the funding of the Loans made on such date under the DDTL Facility. The DDTL Commitment outstanding on the DDTL Commitment Termination Date shall automatically terminate on such date.
SECTION 2.10    Repayment of Loans. The Borrowers shall not be required to make any principal payments on any Loans prior to the DDTL Conversion Date unless required to be paid or prepaid at an earlier date in accordance with this Agreement. After the DDTL Conversion Date, the Borrowers shall repay to the Lender the aggregate principal amount of all Termed-Out Loans in consecutive quarterly installments on the first day of each Fiscal Quarter, beginning with the first full Fiscal Quarter following such DDTL Conversion Date, in an aggregate principal amount equal to 20% per annum (i.e., 5% per quarter) of the aggregate principal amount of such Termed-Out Loans; provided, however, that the final principal repayment installment of such Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding under the DDTL Facility on such date.
SECTION 2.11    Interest.
(a)    Interest Rates. Subject to Section 2.11(b), (i) each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin; and (ii) each SOFR Loan shall bear interest at a rate per annum equal to Term SOFR for the Interest Period therefor plus the Applicable Margin.
(b)    Default Interest. If any amount payable by the Borrowers under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due (after the expiration of any applicable cure period), whether at stated maturity, by acceleration (including, without limitation, automatically upon the occurrence and during the continuation of an Insolvency Event of Default) or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. While any Event of Default has occurred and is continuing, the Borrowers shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the applicable Default Rate.
(c)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to Section 2.11(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
(d)    Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate or Term SOFR shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
(e)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Parent Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
SECTION 2.12    Fees.
(a)    Unused DDTL Commitment Fees. The Borrowers agree to pay to the Lender an unused commitment fee (the “Unused DDTL Commitment Fee”) on the average daily unused amount of the DDTL Commitment of the Lender, which shall accrue at a rate per annum equal to the Applicable Margin during the period from and including the Closing Date to but excluding the DDTL Commitment Termination Date. Accrued Unused DDTL Commitment Fees shall be payable in arrears on the first day of each January, April, July and October, commencing on the first such date to occur after the date hereof, and on the DDTL Commitment Termination Date. For purposes of computing Unused DDTL Commitment Fees, the DDTL Commitment of the Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Loans.
(b)    Lender Fees. The Borrowers agree to pay to the Lender the fees payable in the amounts and at the times agreed pursuant to the Fee Letters or otherwise in writing between the Borrowers and the Lender.

(c)    Fee Computation. All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day in the case of the fees under Section 2.12(a) and Section 2.12(b)). Each determination by the Lender of a fee hereunder shall be conclusive absent manifest error.
(d)    Fees Nonrefundable. Fees paid under this Section 2.12 shall not be refundable under any circumstances.
SECTION 2.13    Evidence of Debt.
(a)    Maintenance of Records. The Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrowers to the Lender resulting from each Borrowing made by the Lender. The entries made in the records maintained pursuant to this paragraph (a) shall be conclusive absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of the Lender to maintain such records or make any entry therein or any error therein shall not in any manner affect the Lender’s DDTL Commitment or any Borrower’s Obligations.
(b)    Promissory Notes. The Borrowers shall prepare, execute and deliver to the Lender a promissory note of the Borrowers payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and a form approved by the Lender, which shall evidence the Lender’s DDTL Commitment or Loans in addition to such records.
SECTION 2.14    Payments Generally.
(a)    Payments by Borrowers. All payments to be made by the Borrowers hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Lender, at the Lending Office in immediately available funds not later than 12:00 noon (Mountain Time) on the date specified herein. All amounts received by the Lender after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. If any payment to be made by the Borrowers shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.
(b)    Account Debit. The Parent Borrower hereby irrevocably authorizes the Lender to charge any of the Parent Borrower’s deposit accounts maintained with the Lender for the amounts from time to time necessary to pay any Obligations (other than payments or reimbursement of costs and expenses and indemnity payments) then due; provided that the Parent Borrower acknowledges and agrees that the Lender shall not be under an obligation to do so and the Lender shall not incur any liability to the Borrowers or any other Person for the Lender’s failure to do so. The Lender will endeavor to provide the Parent Borrower with prompt notice of all such debits but the Lender shall not incur any liability to the Borrowers or any other Person for the Lender’s failure to do so.
(c)    Application of Insufficient Payments. Subject to Section 7.02, if at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal,

interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, and (ii) second, to pay principal then due hereunder.
SECTION 2.15    [Reserved].
SECTION 2.16    Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate the Lender for any loss and reasonable and documented out-of-pocket cost and expense attributable to such event, including any loss or reasonable and documented out-of-pocket cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;
(ii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Lender or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the DDTL Commitment of the Lender or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 2.17(a) or (b) and delivered to the Parent Borrower, shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.18    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate (or other notification as provided for by applicable law) in reasonable detail as to the amount of such payment or liability delivered to the Parent Borrower by the Lender shall be conclusive absent manifest error.
(e)    No Foreign Lenders. The Lender and each entity included in the definition of “Lender” represents and warrants that it is not a Foreign Lender.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section, the Parent Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority (or any other certificate provided for by applicable law plus proof of payment) evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(g)    Status of Lender. The Lender shall deliver to the Parent Borrower on or about the date on which the Lender (or any entity included in the definition of “Lender”) becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the DDTL Commitment, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.19    Inability to Determine Rates. Subject to Section 2.24, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)    the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)    the Lender determines that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest

Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lender of making and maintaining such Loan, then, in each case, the Lender will promptly so notify the Parent Borrower.
Upon notice thereof by the Lender to the Parent Borrower, any obligation of the Lender to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Lender revokes such notice. Upon receipt of such notice, (i) the Parent Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.24, if the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Lender without reference to clause (c) of the definition of “Base Rate” until the Lender revokes such determination.
SECTION 2.20    Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by the Lender to the Parent Borrower (an “Illegality Notice”), (a) any obligation of the Lender to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to clause (c) of the definition of “Base Rate,” in each case until the Lender notifies the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from the Lender, prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.
SECTION 2.21    Mitigation Obligations. If the Lender requests compensation under Section 2.17, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.18, then the Lender shall (at the request of the Parent Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.18, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
SECTION 2.22    [Reserved].
SECTION 2.23    [Reserved].
SECTION 2.24    Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Parent Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will notify the Parent Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark

Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Parent Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lender that:
SECTION 3.01    Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (a) (other than with respect to the Borrowers), (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any Subsidiary thereof or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any Subsidiary thereof or its property is subject or (c) violate any Law in any material respect.
SECTION 3.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, including, without limitation, under the Senior Notes Indenture and the Revolving Loan Documents, except in each case for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.
SECTION 3.04    Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.
SECTION 3.05    Financial Statements; No Material Adverse Effect.
(a)    Financial Statements. The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on December 29, 2023 were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject to the absence of notes and to normal year-end audit adjustments.
(b)    No Material Adverse Change. Since the date of the Audited Financial Statements, there has been no Material Adverse Change.
SECTION 3.06    Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Parent Borrower, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Borrower or any Subsidiary thereof or against any of their properties or revenues that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.
SECTION 3.07    No Material Adverse Effect; No Default or Event of Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 3.08    [Reserved].
SECTION 3.09    Taxes. The Parent Borrower and each of its Subsidiaries have filed all material Tax returns and reports required to be filed, and have paid all material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10    Disclosure. Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which to which such Loan Party or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).
SECTION 3.11    Compliance with Laws.
(a)    Each of the Parent Borrower and each of its Subsidiaries is in compliance with all Requirements of Law (including Environmental Laws and laws and regulations of the U.S. Food and Drug Administration) applicable to it or to its properties, except in such instances in which (i) such Requirements of Law are being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Parent Borrower nor any of its Subsidiaries shall be deemed to have made any of the representations and warranties set out in this Section 3.11 at any time when the making of such representation or warranty would result in a failure to comply with mandatory law applicable to such party in its jurisdiction of incorporation or organization (or other equivalent) under the applicable law thereof (including, without any limitation, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or the European Council Regulation (EC) 2271/96).
SECTION 3.12    ERISA Compliance.
(a)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received or is entitled to rely upon a favorable determination letter or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of the Loan Parties, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)    No ERISA Event has occurred, and neither the Loan Parties nor any Subsidiary is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(d)    The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount.
(e)    To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Loan Parties nor any Subsidiary thereof has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended Fiscal Year of the Parent Borrower or such Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.
SECTION 3.13    Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any Restricted Subsidiary thereof (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Parent Borrower, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Parent Borrower or any Restricted Subsidiary thereof.
SECTION 3.14    Margin Regulations. No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Parent Borrower only or of the Parent Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.
SECTION 3.15    Investment Company Act. Neither the Parent Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.16    Sanctions; Anti-Corruption.
(a)    Neither the Parent Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Parent Borrower and its Subsidiaries, any director, officer, employee, or affiliate thereof is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury, the Hong Kong Monetary Authority, or other relevant sanctions authority (collectively, “Sanctions”), (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a country or territory that is the subject of Sanctions (including, currently, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria) (any Person described in clauses (i), (ii) or (iii) being a “Sanctioned Person”). The Parent Borrower, its Subsidiaries and to the knowledge of the Borrowers, their respective officers, employees and directors, are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent Borrower or any of its Subsidiaries being designated as a Sanctioned Person. The representation in this Section 3.16(a) shall not be given to or by any Person if and to the extent that it is or would be unenforceable by or in respect of such Person if it would result in a breach and/or violation of any applicable Blocking Law.
(b)    The Parent Borrower, its Subsidiaries and their respective directors, officers and employees of the Parent Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Parent Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
SECTION 3.17    Solvency. On the Closing Date, the Parent Borrower and its Subsidiaries are, and upon the making of any Loan on the Closing Date, will be, taken as a whole, Solvent.
SECTION 3.18    Beneficial Ownership Certification. As of (a) the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01 is true and correct in all material respects and (b) as of the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.14 is true and correct in all material respects.
SECTION 3.19    Employee Matters and Independent Contractor Matters.
(a)    Neither the Parent Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to result in a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Parent Borrower or any of its Restricted Subsidiaries or, to the knowledge of each Loan Party, threatened against any of them before the National Labor Relations Board or any other similar federal, state, municipal, local or foreign Governmental Authority dealing with such matters, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Parent Borrower or any of its Restricted Subsidiaries or, to the knowledge of any Loan Party, threatened against any of them, (ii) no strike or work stoppage in existence or threatened involving the Parent Borrower or any of its Restricted Subsidiaries, (iii) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party or any of its Restricted Subsidiaries and (iv) to the knowledge of each Loan Party, no union organization activity that is taking place, except, with respect to any matter specified in clause (i), (ii), (iii) or (iv) above, either individually or in the aggregate, that could not reasonably be expected to result in a Material Adverse Effect.
(b)    As of the Closing Date, there have been no, and there is no pending, under any Applicable Law: (i) non-frivolous claims or complaints asserting entitlement to unpaid overtime compensation, whether by an employee or an individual that has been classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor; (ii) non-frivolous claims or complaints asserting failure to pay the applicable statutory minimum wage, whether by an employee or an individual that has been classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor; (iii) non-frivolous pending applications for unemployment benefits by an individual that has been classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor; (iv) investigations by any federal, state, local or foreign governmental agency as to the classification of the Parent Borrower’s or any of its Restricted Subsidiary’s business relations, including, without limitation, employees and/or independent contractors and/or a failure to withhold monies and/or pay taxes; (v) non-frivolous claims or complaints by any individual classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor asserting a violation of any employment law, including laws governing payments and reporting of wages; or (vi) non-frivolous workers’ compensation claims by an individual classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor except, with respect to any matter specified in clause (i), (ii), (iii), (iv), (v) or (vi) above, either individually or in the aggregate, that could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.20    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender legal, valid, enforceable and first ranking security interests and Liens (except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in and on all right, title and interest of the Loan Parties in the Collateral specified therein in which a security interest or Lien can be created under applicable Requirements of Law, and upon the timely and proper filing of UCC financing statements listing each applicable Loan Party, as a debtor, and the Lender, as secured party, in the secretary of state’s office (or other similar governmental entity) in the location of such Loan Party, the Lender has a fully perfected security interest in and Lien on all right, title and interest in all of the Collateral, subject to no Liens other than Permitted Liens, to the extent perfection can be accomplished by filing of financing statements under applicable Requirements of Law in such location.
ARTICLE IV

CONDITIONS
SECTION 4.01    Closing Date. This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied or waived (and, in the case of each document specified in this Section to be received by the Lender, such document shall be in form and substance satisfactory to the Lender):
(a)    Loan Documents. The Lender shall have received this Agreement, a Note in favor of the Lender, the Equipment Security Agreement, the Fee Letters, and any other Loan Document to be executed on the Closing Date which may be reasonably requested by the Lender in connection therewith, in each case, which may be by facsimile or other electronic image scan transmission, duly executed and delivered by each applicable party thereto, together with all exhibits and schedules thereto, as applicable.
(b)    Certificates. The Lender shall have received such customary certificates of resolutions or other action, incumbency certificates or other certificates of the Secretary or Assistant Secretary (or equivalent officer) of each Loan Party as the Lender may require evidencing the approval of such Loan Party’s Board of Directors or shareholders or other owners of its Capital Stock of the Transactions, the execution and delivery and performance of each of the Loan Documents to which it is a party, and the identity, authority and capacity of each officer, manager, director or other authorized signer thereof authorized to executed the Loan Documents to which it is a party or to otherwise act as a Responsible Officer in connection with the Loan Documents.
(c)    Corporate Documents. The Lender shall have received such other documents and certificates (including Organizational Documents and good standing certificates from the jurisdiction of formation of the applicable Loan Party to the extent such jurisdiction issues good standing certificates) as the Lender may reasonably request relating to the organization, existence and good standing of each Loan Party and any other legal matters relating to each Loan Party, the Loan Documents or the transactions contemplated thereby.
(d)    Opinions of Counsel. The Lender shall have received one or more opinions of Orrick, Herrington & Sutcliffe, LLP, Dorsey & Whitney LLP, and Taylor English Duma LLP, special counsel to the Loan Parties, in each case addressed to the Lender, dated the Closing Date, and in a form and substance reasonably satisfactory to the Lender.
(e)    Fees and Expenses. The Parent Borrower shall have paid all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses) agreed in writing to be paid by it to the Lender in connection herewith (including pursuant to the Fee Letters) to the extent due (and, in the case of reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Parent Borrower on or prior to the Closing Date).
(f)    Liens and Filings. Except to the extent that the Lender reasonably agrees that such conditions may be satisfied within a post-closing period to be set forth on Schedule 5.21, (i) all agreements, documents, filings, recordations, notifications and lien searches reasonably necessary or requested by the Lender in connection with the creation, perfection and priority of the Liens in favor of the Lender securing the Obligations shall have been duly executed and/or made; and (ii) all filing and recording fees and taxes shall have been duly paid.
(g)    Evidence of Insurance. Except to the extent that the Lender reasonably agrees that such conditions may be satisfied within a post-closing period to be set forth on Schedule 5.21, the Lender shall be satisfied with the amount, types and terms and conditions of all insurance maintained by Parent Borrower and its Subsidiaries, and the Lender shall have received evidence of such insurance, together with endorsements naming the Lender as an additional insured or lender’s loss payee, as the case may be, under all insurance policies related to the Collateral.
(h)    KYC Information. Upon the reasonable request of the Lender made at least five Business Days prior to the Closing Date, the Loan Parties shall have provided to the Lender (i) the documentation and other information so requested in connection with applicable “know your customer,”

FDPA and anti-money-laundering rules and regulations, including the PATRIOT Act, and (ii) a Beneficial Ownership Certification in relation to the Parent Borrower and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.
(i)    Consents. All governmental, shareholder and third party consents necessary (if any) in connection with the Transactions shall have been obtained.
(j)    Officer’s Closing Certificate. The Lender shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Parent Borrower, confirming (i) satisfaction of the conditions set forth in this Section that are within the control of the Loan Parties or otherwise are the responsibility of the Loan Parties to obtain, (ii) compliance with the conditions set forth in clauses (b) and (c) of the first sentence of Section 4.02, (iii) [reserved] and (iv) such other matters reasonably required by the Lender.
(k)    Solvency Certificate. A certificate of the chief financial officer of the Parent Borrower as to the solvency of the Parent Borrower and its Subsidiaries, taken as a whole (after giving effect to the Transactions and the incurrence of any Loans on the Closing Date).
(l)    No Material Adverse Effect. Since the date of the Audited Financial Statements there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(m)    No Litigation. There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(n)    Due Diligence. The Lender shall have completed a due diligence investigation of Parent Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lender, including with respect to OFAC, FCPA and any other anti-money laundering laws, rules and regulations (including applicable foreign laws, rules and regulations).
SECTION 4.02    Conditions to All Borrowings. The obligation of the Lender to make a Borrowing (including any initial Borrowing on the Closing Date) is additionally subject to the satisfaction of the following conditions:
(a)    the Lender shall have received (i) a written (A) Borrowing Request and (B) Pay Proceeds Authorization from the Parent Borrower in accordance with the requirements hereof and (ii) an updated schedule of Collateral as required by the Equipment Security Agreement;
(b)    the representations and warranties of the Loan Parties set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Borrowing (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);
(c)    no Default or Event of Default shall have occurred and be continuing or would result from such Borrowing or from the application of proceeds thereof;
(d)    the Equipment described in the Pay Proceeds Authorization constitutes Eligible Equipment hereunder;

(e)    the amount of any Borrowing shall not exceed 100% of the cost of the Eligible Equipment being purchased with the proceeds of such Borrowing (inclusive of sales tax applicable thereto), as shown in the Supporting Documentation therefor;
(f)    the aggregate separately invoiced cost of software and/or software licenses associated with the Eligible Equipment being purchased with the proceeds of such Borrowing, together with the aggregate separately invoiced cost of software and/or software licenses financed with Loans and associated with any other Financed Equipment prior to the date of such Borrowing, does not exceed $6,000,000; and
(g)    such Borrowing shall be permitted to be made under the Revolving Credit Agreement, the Senior Notes and the Senior Notes Indenture at the time of such Loan.
Each Borrowing Request by the Parent Borrower hereunder and each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on and as of the date of the applicable Borrowing as to the matters specified in clauses (b) through (g) above in this Section.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the DDTL Commitment has expired or been terminated and all Obligations (other than contingent indemnity obligations for which no claim has been made) shall have been paid in full, each Loan Party covenants and agrees with the Lender that it will, and will cause each of its Restricted Subsidiaries to:
SECTION 5.01    Financial Statements. To the extent not otherwise furnished by the Parent Borrower in connection with the Revolving Credit Agreement, furnish to the Lender:
(a)    Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year (or, if earlier, five days after the date required to be filed with the SEC) (commencing with the Fiscal Year ended September 27, 2024), a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing or other independent public accountants reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)    Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters (or, if earlier, five days after the date required to be filed with the SEC) (commencing with the Fiscal Quarter ended March 29, 2024), a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such Fiscal Quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, certified by a Financial Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes.
(c)    Forecasts. As soon as available, but in any event within 60 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Borrower and a summary of material assumptions used to prepare such forecasts, in form satisfactory to the Lender, including projected consolidated balance sheets and statements of income or operations and cash flows of the Parent Borrower and its Subsidiaries on a quarterly basis for such Fiscal Year.
SECTION 5.02    Certificates; Other Information. To the extent not otherwise delivered by the Parent Borrower in connection with the Revolving Credit Agreement, deliver to the Lender:
(a)    [reserved];
(b)    concurrently with the delivery of the financial statements referred to in Section 5.01(a) and Section 5.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07;
(c)    [reserved];
(d)    promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Parent Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Parent Borrower or any Subsidiary thereof may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;
(e)    promptly after receipt thereof by the Parent Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Parent Borrower or any Subsidiary thereof;
(f)    promptly after the furnishing thereof, copies of any material request or notice received by any Loan Party, or any statement or report furnished by any Loan Party to any holder of any Indebtedness of the Loan Parties in excess of $5,000,000, pursuant to the terms of the Revolving Credit Agreement, pursuant to the terms of the Senior Notes Indenture or any other indenture, loan or credit or similar agreement for Indebtedness of the Loan Parties in excess of $5,000,000 and not otherwise required to be furnished pursuant hereto;
(g)    promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent Borrower by independent accountants in connection with the accounts or books of the Parent Borrower or any Subsidiary thereof, or any audit of any of them as the Lender may from time to time reasonably request;
(h)    promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Parent Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request; or (ii) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws; and
(i)    concurrently with the delivery of each set of consolidated financial statements referred to in Section 5.01(a) and Section 5.01(b), related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b), Section 5.02(d) or Section 5.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (A) upon written request by the Lender, the Parent Borrower shall deliver paper copies of such documents to the Lender upon its request to the Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (B) the Parent Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. The Lender shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above. The Lender shall be solely responsible for timely accessing posted documents after notice thereof as provided above or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
SECTION 5.03    Notices. As soon as possible and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, to the extent not otherwise notified by the Parent Borrower in connection with the Revolving Credit Agreement, notify the Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined and if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(c)    the occurrence of any ERISA Event with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of Parent Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect;

(d)    any action arising under any Environmental Law or of any noncompliance by the Loan Parties or any Subsidiary thereof with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(e)    any material change in accounting or financial reporting practices by the Parent Borrower or any Subsidiary thereof;
(f)    the amendment, modification or supplement of any of the Senior Notes, the Senior Notes Indenture, or the Revolving Loan Documents, including, without limitation, the amended of any financial covenants (including covenant levels or definitions used therein) set forth therein;
(g)    any matter or development that has had or could reasonably be expected to have a Material Adverse Effect; and
(h)    any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth the details of the event or occurrence requiring such notice and stating any action taken or proposed to be taken by the Parent Borrower with respect thereto.
SECTION 5.04    Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 of the Revolving Credit Agreement or Section 6.03; and (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.06    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to the Collateral against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.
SECTION 5.07    Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent Borrower or any applicable Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08    Compliance with Laws. Comply with all Requirements of Law applicable to it or to its business or property, except to the extent contested in good faith or that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.09    Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of such Loan Party or any of its Restricted Subsidiaries, (c) keep or cause to be kept all Real Estate leased or used by such Loan Party or any Restricted Subsidiary free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Estate resulting from the acts or omissions of the owner of such leased Real Estate or of other tenants of such leased Real Estate who are not within the control of the Parent Borrower), and (d) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of such Loan Party or any of its Restricted Subsidiaries. Neither the Parent Borrower nor any Restricted Subsidiary will generate, use, treat, store, release or permit the generation, use, treatment, storage, or release of any Hazardous Materials at, on or under any Real Estate by the Parent Borrower or any Restricted Subsidiary, or transport or permit the transportation of any Hazardous Materials to or from any such Real Estate, except in compliance with all Environmental Laws or where such non-compliance would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.10    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.
SECTION 5.11    Inspection Rights. Permit representatives and, subject to the provisions of Section 9.12 hereof, independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Parent Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Parent Borrower and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, the Lender shall not exercise such rights more often than two times during any calendar year; provided, further, that when an Event of Default has occurred and is continuing the Lender (or any of its representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Parent Borrower and at any time during normal business hours and without advance notice. The Lender shall give the Loan Parties the opportunity to participate in any discussions with the Loan Parties’ accountants.
SECTION 5.12    Use of Proceeds. Use the proceeds of the Loans solely for purchases of Eligible Equipment to the extent not in contravention of any Law and not prohibited by this Agreement, the other Loan Documents, the Revolving Loan Documents, or the Senior Notes Indenture.
SECTION 5.13    Sanctions; Anti-Corruption Laws. Conduct its businesses in compliance with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws in any jurisdiction, and maintain in effect policies and procedures designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries, and their respective directors, officers, and employees with applicable

Sanctions and with such laws. The covenant in this Section 5.13 shall not be made by any Person if and to the extent that it is or would be unenforceable by or in respect of such Person if it would result in a breach and/or violation of any applicable Blocking Law.
SECTION 5.14    Additional Beneficial Ownership Certification. At least five days prior to any Person becoming a Loan Party, if requested by the Lender, the Parent Borrower shall cause any such Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to the Lender.
SECTION 5.15    Further Assurances. At any time or from time to time upon the request of the Lender, at its expense, promptly execute, acknowledge and deliver such further documents, financing statements, agreements and instruments, and do and take such other acts and things (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Lender may reasonably request in order to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents. Without limiting the generality of the foregoing, the Loan Parties hereby agree that the Lender may, in its sole discretion, file any additional financing statements evidencing its Lien in any Financed Equipment.
SECTION 5.16    Subsidiaries.
(a)    Within 30 Business Days of the formation of any Restricted Subsidiary, acquisition of a Restricted Subsidiary or at any time a Subsidiary becomes a Restricted Subsidiary or ceases to be an Excluded Subsidiary, Parent Borrower shall notify Lender of such event and, promptly thereafter (and in any event within 30 days or such longer period as Lender may agree) (i) cause each such new Restricted Subsidiary that is a Domestic Subsidiary but that is not an Excluded Subsidiary to deliver to Lender (A) a Joinder Agreement or other security document in form and substance reasonably acceptable to the Lender and the Parent Borrower and (B) a supplemental Guaranty in form and substance reasonably acceptable to the Lender, and to deliver to Lender such security documents, together with appropriate financing statements, reasonably requested by Lender, all in form and substance reasonably satisfactory to Lender, (ii) with respect to all new Restricted Subsidiaries that are Domestic Subsidiaries but that are not Excluded Subsidiaries that are directly owned in whole or in part by a Loan Party, cause such Loan Party to provide to Lender a supplement to the Equipment Security Agreement or a new pledge or security document, as applicable, providing for the pledge of any the Collateral, as shall be requested by Lender together with appropriate financing statements under the UCC or other applicable personal property or moveable property registries or other documents necessary to perfect such pledge, in form and substance reasonably satisfactory to Lender, and (iii) provide or cause to be provided to Lender all other customary and reasonable documentation requested thereby, including, to the extent requested by Lender, one or more opinions of counsel reasonably satisfactory to Lender, which in its opinion is appropriate and customary with respect to such execution and delivery of the applicable documentation referred to above. Upon execution and delivery of the Joinder Agreement or other security agreement by each such new Restricted Subsidiary that is a Domestic Subsidiary but that is not an Excluded Subsidiary, such Restricted Subsidiary shall become a Loan Party hereunder with the same force and effect as if originally named as a Loan Party herein. The execution and delivery of the Joinder Agreement or other security agreement shall not require the consent of any Loan Party or Lender hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any Loan Party hereunder. For the avoidance of doubt, no Person may be joined as a Borrower hereunder after the Closing Date unless (1) all of the foregoing requirements have been completed to the reasonable satisfaction of the Lender, (2) such Person is organized under the laws of the United States (or any state thereof), (3) if such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Person shall have delivered, to the extent the Lender so requests, a Beneficial Ownership Certification in relation to such Person, (4) the Lender shall have completed its diligence, with results satisfactory to the Lender, of such Person in connection with applicable “know your customer”, FDPA and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, (5) such joinder is pursuant to amendments to the Loan Documents in form and substance reasonably satisfactory to the Lender and (6) the Parent Borrower has provided at least 30 days’ prior written notice of such joinder to the Lender.
(b)    Notwithstanding anything to the contrary contained herein, neither any Borrower nor any Subsidiary of any Borrower shall be required to execute and deliver any joinder agreement, Guaranty, Collateral Document or any other document or grant a Lien in any property held by it if (i) the Parent Borrower has given the Lender at least 10 days’ prior written notice that such action for reasons of cost, legal limitations or other matters may be unreasonably burdensome in relation to the benefits to the Lender of such Borrower’s or such Subsidiary’s guaranty or security and the Lender has agreed in its reasonable determination or (ii) such property is Excluded Property or otherwise would not be required with respect to the Collateral owned by a Loan Party pursuant to the terms of the Collateral Documents.
SECTION 5.17    Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (i) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party and where any Collateral may be located from time to time and keep such Leases in full force and effect; provided that this clause (i) shall not apply to any Leases that are the subject of good faith negotiations with landlords, (ii) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, in each case, except in the ordinary course of business, consistent with past practices, or except to the extent that such actions are determined to be in the best interests of the business as reasonably determined by the Parent Borrower in connection with the good faith negotiations referred to in clause (i) above during the periods referred to in clause (i) above or the resolution of such negotiations, (iii) notify the Lender of any default by any party with respect to such Leases (except to the extent that such default applies to leases subject to good faith negotiations) and cooperate with the Lender, upon the Lender’s reasonable request, in all reasonable respects to cure any such default and (iv) cause each of its Subsidiaries to do the foregoing, except, in the case of any of clauses (i) through (iv) above, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
SECTION 5.18    Information Regarding the Collateral. Furnish to the Lender at least five days’ prior written notice of any change in: (a) any Loan Party’s name; or (b) any Loan Party’s organizational structure or jurisdiction of incorporation or formation or the location of its registered office or chief executive office. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected first priority Lien (subject to Permitted Liens) in all the Collateral.
SECTION 5.19    Designation of Subsidiaries. A Financial Officer of Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary

as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”. As of the Closing Date, there are no Unrestricted Subsidiaries.
SECTION 5.20    Material Contracts. Except as any such noncompliance could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each Restricted Subsidiary to, comply in all respects with each term, condition and provision of all agreements or arrangements to which any Loan Party or any Restricted Subsidiary is party (other than the Loan Documents) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act.
SECTION 5.21    Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.21, in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by Lender in its reasonable discretion.
ARTICLE VI

NEGATIVE COVENANTS
Until the DDTL Commitment has expired or been terminated and all Obligations (other than contingent indemnity obligations for which no claim has been made) shall have been paid in full, each Loan Party covenants and agrees with the Lender that:
SECTION 6.01    Modifications of Debt Documents; Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.; Line of Business; Fiscal Year.
(a)    Each of the Parent Borrower and any Restricted Subsidiary shall not (i) amend or modify any provision of the Revolving Loan Documents, the Senior Notes Indenture or any other document relating to the Senior Notes, or the terms of any Junior Indebtedness (as defined in the Revolving Credit Agreement), to the extent such amendment or modification, taken as a whole, would be materially adverse to the interests of the Lender, or (ii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents in the relevant jurisdiction), as applicable, to the extent that any such amendment, modification or change, taken as a whole, would be materially adverse to the interests of the Lender.
(b)    The Parent Borrower shall not change its Fiscal Year; provided that the Parent Borrower may, upon written notice to, and consent by, the Lender, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Lender, in which case the Parent Borrower and the Lender will make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
SECTION 6.02    Liens. Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness of the Parent Borrower or any Restricted Subsidiary, other than Permitted Liens, on any portion of the Collateral.
SECTION 6.03    Mergers, Amalgamations, Fundamental Changes, Etc. No Loan Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, by operation of law or otherwise, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    any Borrower may be merged, amalgamated or consolidated with or into another Borrower to the extent such Borrowers are organized in the same jurisdiction; provided that in all mergers, amalgamations or consolidations involving Parent Borrower, Parent Borrower shall be the continuing or surviving entity;
(b)    any Restricted Subsidiary of a Borrower may be merged, amalgamated or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving entity) or with or into any Guarantor (provided that such Guarantor shall be the continuing or surviving entity);
(c)    any Subsidiary of a Borrower that is not a Guarantor may be merged, amalgamated or consolidated with or into any other Subsidiary of a Borrower that is not a Guarantor; provided that, if one Subsidiary to such merger, amalgamation or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;
(d)    any Borrower may Dispose of any or all of its assets to another Borrower to the extent such Borrowers are organized in the same jurisdiction and any Subsidiary of a Borrower may Dispose of any or all of its assets to, or enter into any merger, amalgamation or consolidation with, (i) a Borrower or any Guarantor (upon voluntary liquidation or otherwise), (ii) a Subsidiary that is not a Guarantor if the Subsidiary making the Disposition is not a Guarantor; provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary, or (iii) pursuant to a Disposition otherwise permitted by Section 6.04 of the Revolving Credit Agreement;
(e)    any Investment (as defined in the Revolving Credit Agreement) expressly permitted by Section 6.02 of the Revolving Credit Agreement may be structured as a merger, consolidation or amalgamation;
(f)    any Subsidiary (that is not a Borrower) may be dissolved or liquidated so long as any Dispositions of assets of such Person in connection with such liquidation or dissolution would be to Persons entitled to receive such assets;
(g)    any Subsidiary (that is not a Borrower) may enter into any merger, amalgamation or consolidation in connection with a Disposition otherwise permitted by Section 6.04 of the Revolving Credit Agreement.
SECTION 6.04    Sanctions. Parent Borrower shall not, directly or indirectly, or permit any Subsidiary to directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund, finance or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that would result in a violation by Person (including any Person participating in the Borrowings, whether as Lender or otherwise) of Sanctions. The covenant in this Section 6.04 shall not be made by any Person if and to the extent that it is or would be unenforceable by or in respect of such Person if it would result in a breach and/or violation of any applicable Blocking Law.
SECTION 6.05    Anti-Corruption Laws. Parent Borrower shall not, directly or indirectly, or permit any Subsidiary to directly or indirectly, use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar and applicable anti-corruption legislation in other jurisdictions (including Germany) and the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
SECTION 6.06    Restriction on Use of Proceeds. The Parent Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
SECTION 6.07    Financial Covenants.
(a)    Consolidated Total Net Leverage Ratio. The Parent Borrower shall not permit the Consolidated Total Net Leverage Ratio, on the last day of any Fiscal Quarter, to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarters Ending	Maximum Consolidated Total Net Leverage Ratio
Closing Date to June 27, 2025	4.25:1.00
September 26, 2025 to June 26, 2026	3.75:1.00
September 25, 2026 and thereafter	3.50:1.00

(b)    Consolidated Fixed Charge Coverage Ratio. The Parent Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio, on the last day of any Fiscal Quarter, to be less than 1.25:1.00.
Unless otherwise expressly agreed in writing by the Parent Borrower and the Lender, the foregoing financial covenants (including, without limitation, the covenant levels or definitions used therein) shall be deemed to be the same, in all respects, as the Revolving Financial Covenants. The Lender will have the right to make Financial Covenant Conforming Changes from time to time to reflect any amendments to the Revolving Financial Covenants or to incorporate herein the Revolving Financial Covenants as they are in effect immediately prior to any termination of the Revolving Credit Agreement prior to the Maturity Date. Notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Financial Covenant Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
SECTION 6.08    Leases; Collateral Access Agreements. Except with the prior written consent of the Lender, after the Closing Date, no Loan Party shall enter into any new lease or agreement (whether oral or written) for real property (i) to change the location of the headquarters or the chief executive office of any Loan Party or (ii) where Collateral is stored or located unless, in each case, a Collateral Access Agreement shall have been obtained with respect to such location no later than 30 days after entering into such new lease or agreement. Each Loan Party (y) shall timely and fully pay and perform its material obligations under all leases and other agreements with respect to each leased location or third party warehouse where any material portion of the Collateral is or may be located and (z) agrees to give the

Lender written notice of any termination of (other than in accordance with its terms) or abandonment or surrender under such leases and other agreements not less than 10 Business Days prior to the same.
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01    Events of Default; Remedies. If any of the following events (each, an “Event of Default”) shall occur:
(a)    Non-Payment. Any Loan Party shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) any interest on any Loan, or any fees or any other amounts (other than an amount referred to in clause (i) above) under this Agreement or under any other Loan Document within five days after the same become due and payable; or
(b)    Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made; or
(c)    Specific Covenants and Other Defaults. (i) Any Loan Party shall fail to perform or observe any covenant, condition or agreement contained in Section 5.03, Section 5.04 (with respect to each Borrower’s existence), Section 5.12, Section 5.16, Section 5.21 or Article VI; (ii) any Loan Party shall fail to perform or observe any covenant, condition or agreement contained in Section 5.01 or Section 5.02 if the failure to perform or observe such covenant, condition or agreement shall continue unremedied for five Business Days; and (iii) any Loan Party shall fail to perform or observe such other term, covenant, condition or agreement contained in any Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant, condition or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by the Lender; or
(d)    Cross-Default. An Event of Default (as such terms are defined in the Revolving Credit Agreement) shall occur under the Revolving Loan Documents that is not cured within any applicable grace period therefor or waived under the terms of the Revolving Loan Documents; or
(e)    Insolvency Proceeding, Etc. (i) Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or (ii) any Loan Party shall make a general assignment for the benefit of creditors; or (iii) any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking receivership, interim receivership, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iv) any Loan Party shall take any corporate action to authorize any of the actions set forth above in this Section 7.01(e); or
(f)    Judgments. One or more judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 7.01(f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and the insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or
(g)    Change of Control. A Change of Control shall have occurred; or
(h)    ERISA. Any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this Section 7.01(h), has resulted or is reasonably expected to result in liabilities of the Loan Parties and/or the ERISA Affiliates in an aggregate amount that would have a Material Adverse Effect:
(i)    any ERISA Event shall have occurred with respect to a Plan; or
(ii)    any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or
(iii)    any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and, as a result of such insolvency, termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all of the Multiemployer Plans that are insolvent, being terminated or in endangered or critical status at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such insolvency or termination occurs; or
(iv)    any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(a) of ERISA, whether or not waived, shall exist with respect to one or more of the Plans; or
(i)    Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason (other than (A) as expressly permitted hereunder or thereunder, (B) as a result of the gross negligence or willful misconduct of the Lender or any of its Affiliates or (C) payment in full of the Obligations (other than contingent indemnity obligations for which no claim has been made), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Collateral Document; or (ii) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on a material portion of the Collateral, with the priority required by the applicable Collateral Document (other than as a result of the gross negligence or willful misconduct of the Lender); or
(j)    Invalidity of Subordination Provisions. Any provision of any intercreditor or subordination agreement or arrangement entered into in connection with the other Loan Documents with respect to the subordination of Indebtedness in excess of $5,000,000, at any time after its execution and delivery and for any reason (other than as a result of the gross negligence or willful misconduct of the Lender or indefeasible payment in full of the Obligations), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any intercreditor or subordination agreement or arrangement entered into in connection with the other Loan Documents with respect to the subordination of Indebtedness in excess of $5,000,000; or any Loan Party denies that it has any or further liability or obligation under any provision of any intercreditor or subordination agreement or arrangement entered into in connection with the other Loan Documents with respect to the subordination of Indebtedness in excess of $5,000,000, or purports to revoke, terminate or rescind any provision of any intercreditor or subordination agreement or arrangement entered into in connection with the other Loan Documents with respect to the subordination of Indebtedness in excess of $5,000,000;
then, and in every such event, and at any time thereafter during the continuance of such event, the Lender may, by notice to the Parent Borrower, take any or all of the following actions, at the same or different times:
(i)    terminate the DDTL Commitment, and thereupon the DDTL Commitment shall terminate immediately;
(ii)    declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and
(iii)    exercise all rights and remedies available to the Lender under the Loan Documents and Applicable Law;
provided that, in case of any Insolvency Event of Default, the DDTL Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.
SECTION 7.02    Application of Payments. Notwithstanding anything herein to the contrary, following the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 7.01), all payments received on account of the Obligations shall be applied by the Lender as follows:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lender (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable under the Fee Letters) arising under the Loan Documents;
(ii)    second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans;
(iii)    third, to payment of that portion of the Obligations constituting unpaid principal of the Loans;
(iv)    fourth, to the payment in full of all other Obligations; and
(v)    finally, the balance, if any, after all Obligations have been paid in full (other than contingent indemnity obligations for which no claim has been made), to the Borrowers or as otherwise required by Law.
ARTICLE VIII

[RESERVED]
ARTICLE IX

MISCELLANEOUS
SECTION 9.01    Notices; Public Information.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows: if to the Parent Borrower or the Lender, to the address, facsimile number, telephone number or email address specified for such Person on Schedule 9.01.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. The Lender or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform. The Platform is provided “as is” and “as available.” The Lender does not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Lender in connection with the Communications or the Platform. In no event shall the Lender or any of its Related Parties have any liability to any Loan Party or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Lender’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Lender by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 9.02    Waivers; Amendments.
(a)    No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Lender hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.
(b)    Amendments, Etc. Except as otherwise expressly set forth in this Agreement (including Section 2.11(e) and Section 2.24), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing executed by the Loan Parties and the Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved], and (iii) all reasonable and documented out-of-pocket expenses incurred by the Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Loan Parties. The Loan Parties shall indemnify the Lender (and any agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Parent Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Parent Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent Borrower or such other Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Parent Borrower or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee. This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or expenses arising from any non-Tax claim.
(c)    [Reserved].
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Lender and any Related Party thereof (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten days after written demand therefor together with supporting documentation setting forth the calculation and evidence of any such amounts.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 9.04    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.04(b), (ii) by way of participation in accordance with the provisions of Section 9.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(e). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(d) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignment by Lender. The Lender may at any time assign to an assignee all (but not less than all) of its rights and obligations under this Agreement (including all of its DDTL Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    [Reserved].
(ii)    [Reserved].
(iii)    Required Consents. The consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 7.01(a) or Section 7.01(e) has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Affiliate of the Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five Business Days after having received notice thereof.
(iv)    No Assignment to Foreign Lenders. No such assignment shall be made to any Foreign Lender.
(v)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

From and after the effective date of any such assignment, the assignee shall be a party to this Agreement and have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall be released from its obligations under this Agreement and cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18, and Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Section 9.04(d).
(c)    [Reserved].
(d)    Participations. The Lender may at any time, without the consent of, or notice to, the Parent Borrower, sell participations to any Person (other than a non-U.S. Person, a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights or obligations under this Agreement (including all or a portion of its DDTL Commitment or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Parent Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b) that affects such Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17, and Section 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(g) (it being understood that the documentation required under Section 2.18(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under Section 9.04(b); and (B) shall not be entitled to receive any greater payment under Section 2.17 or Section 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5 of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a Federal Home Loan Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by any Loan Party herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Borrowings hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the DDTL Commitment has not expired or been terminated. The provisions of Section 2.16, Section 2.17, Section 9.03, and Section 9.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the DDTL Commitment or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. PURSUANT TO UTAH CODE SECTION 25-5-4, THE LOAN PARTIES ARE NOTIFIED THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN AND AMONG THE LENDER AND THE LOAN PARTIES, AND SUCH AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
The Lender shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to the Obligations, including, without limitation, this Agreement and the other Loan Documents, and the Lender may destroy or archive the paper originals. The Loan Parties hereto and the Lender (i) waive any right to insist or require that the Lender produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that the Lender is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, or other imaged copy of this Agreement or any other Loan Document shall be deemed to be of the same force and effect as the original manually executed document.

As an express condition to the Lender making the Loans to the Borrowers based upon the Lender’s receipt of fully-executed imaged copies of the Loan Documents, the Loan Parties shall deliver to the Lender fully-executed Loan Documents with original hand-written signatures (i.e., wet signatures) of all Loan Parties on or before 30 days from the date of this Agreement or any amendment thereto, as applicable, and the Loan Parties’ failure to do so on or before such date shall constitute an Event of Default under this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Loan Parties and the Lender agree that this Agreement and the other Loan Documents may be signed and transmitted by electronic mail of a .PDF document and thereafter maintained in imaged or electronic form, and that such imaged or electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The Loan Parties and the Lender further agree that the signatures appearing on this Agreement and the Loan Documents (whether in imaged or other electronic format) shall be treated, for purpose of validity, enforceability and admissibility, the same as hand-written signatures. This Agreement and the Loan Documents may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument.
SECTION 9.07    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such branch or Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its branches or Affiliates, irrespective of whether or not the Lender, branch or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its branches and Affiliates may have. The Lender agrees to notify the Parent Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Utah.

(b)    Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Utah sitting in Salt Lake County, and of the United States District Court for the District of Utah sitting in Salt Lake County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Utah State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches and Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Parent Borrower or its Subsidiaries or the DDTL Facility, (ii) a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the DDTL Facility; (h) with the consent of the Parent Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Lender or any of its respective branches or Affiliates on a nonconfidential basis from a source other than a Loan Party that is not known to be subject to a confidentiality obligation to such Loan Party or (z) is independently discovered or developed by a party hereto without utilizing any Information received from a Loan Party or violating the terms of this Section. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents, and the DDTL Commitment.
For purposes of this Section, “Information” means all information received from the Parent Borrower or any of its Subsidiaries relating to the Parent Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Parent Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13    PATRIOT Act. The Lender hereby notifies the Parent Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
SECTION 9.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other

Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to the Lender or such other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by the Lender or such other Person. Any amount collected by the Lender or such other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Parent Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.
SECTION 9.15    Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
SECTION 9.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Loan Parties acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Loan Parties and their Subsidiaries and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lender has advised or is advising any Loan Party or any Subsidiary thereof on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Lender, on the other hand, (iii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii)  the Lender has no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and the Lender has no obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by Law each Loan Party hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, the Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Parent Borrower and the Lender.
ARTICLE X

GUARANTY
SECTION 10.01    Guaranty of the Obligations. Each Guarantor hereby agrees, subject to the limitations set out in Section 10.14, that such Guarantor is jointly and severally liable for, and hereby irrevocably and unconditionally guarantees to the Lender the due and punctual payment in full of, all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a) (or any similar provision in any other Debtor Relief Laws) (collectively, the “Guaranteed Obligations”).
SECTION 10.02    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall, subject to Section 10.06 hereof, be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (x) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (y) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors times (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of federal or state Law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.02), minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.02.
SECTION 10.03    Payment by Guarantors. Subject to Section 10.02, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a) (or any similar provision in any other Debtor Relief Laws)), the Guarantors will pay, or cause to be paid, when and as the same shall become due, in cash, to the Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for a Borrower becoming the subject of a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrowers for such interest in such proceeding) and all other Guaranteed Obligations then owed to the Lender as aforesaid.
SECTION 10.04    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations not yet due or owing). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability;
(b)    this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(c)    the Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrowers and the Lender with respect to the existence of such Event of Default;
(d)    the obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty whether or not any action is brought against the Borrowers or any of such other guarantors and whether or not the Borrowers are joined in any such action or actions;
(e)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid when due. Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(f)    the Lender, upon such terms as it deems appropriate, without notice or demand (except to the extent notice is required to be provided hereunder, in any other Loan Document or under Applicable Law) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations in accordance with the terms of the Loan Documents; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guarantees of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by the Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, in each case as the Lender in its reasonable discretion may determine consistent herewith or with the applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (but so long as such sale is in accordance with Applicable Law), and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and
(g)    this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations not yet due or owing) or unless the obligations of the Guarantors are reduced or terminated by the Lender in accordance with the terms of this Agreement), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Lender’s consent to the change, reorganization or termination of the corporate structure or existence of the Parent Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrowers may allege or assert against the Lender in respect of the Guaranteed Obligations (other than a defense based on payment of the Guaranteed Obligations), including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

SECTION 10.05    Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by Applicable Law, for the benefit of the Lender: (a) any right to require the Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrowers, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of the Borrowers or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers or any other Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction; (e) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section 10.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Without limiting the generality of the foregoing, each Guarantor hereby waives and agrees not to assert or take advantage of any “one action” or “deficiency” or “anti-deficiency” law or any other law which may prevent the Lender from bringing any action, including a claim for deficiency, against such Guarantor, before or after the Lender’s commencement or completion of any foreclosure action, either judicially or by exercise of a power of sale, including, without limitation, any rights under (A) Utah Code Annotated Sections 78B-6-901 and 57-1-32 and any successor or replacement statutes or any similar laws or benefits under Utah law and (B) any similar law or benefits under any other applicable Law.
SECTION 10.06    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than contingent indemnification obligations not yet due or owing) shall have been paid in full in cash and the DDTL Commitment shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrowers or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrowers with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against the Borrowers, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Lender. In addition, until the Guaranteed Obligations (other than contingent indemnification obligations not yet due or owing) shall have been paid in full in cash and the DDTL

Commitment shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 10.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrowers or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against the Borrowers, to all right, title and interest the Lender may have in any such collateral or security, and to any right the Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and paid in full, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof and of the other Loan Documents.
SECTION 10.07    Subordination of Other Obligations. Any Indebtedness of the Borrowers or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
SECTION 10.08    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect and shall not be terminated until all of the Guaranteed Obligations (other than contingent indemnity obligations for which no claim has been made) shall have been paid in full in cash and the DDTL Commitment shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
SECTION 10.09    Authority of Guarantors or Borrowers. It is not necessary for the Lender to inquire into the capacity or powers of any Guarantor or the Borrowers or the officers, members of the Board of Directors or any agents acting or purporting to act on behalf of any of them.
SECTION 10.10    Financial Condition of Borrowers. Any Loans may be made to the Borrowers or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation, as the case may be. The Lender shall not have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and their ability to perform their respective obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by the Lender.

SECTION 10.11    Bankruptcy, Etc.
(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Lender, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law of or against any Borrower or any other Guarantor or admit in writing or in any legal proceeding that it is unable to pay its debts as they become due. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Lender that the Guaranteed Obligations which are Guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrowers of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, monitor, receiver, receiver and manager, interim receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations are paid by the Borrowers, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
SECTION 10.12    Release of Borrowers and Guarantors. The Obligations of any Loan Party (other than the Parent Borrower) shall automatically terminate and be of no further force or effect and such Loan Party shall be automatically released from all obligations under this Agreement and all Loan Documents upon:
(a)    the sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Loan Party is no longer a Restricted Subsidiary), of the applicable Loan Party to a Person that is not an Affiliate of a Loan Party if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement and for a bona fide business purpose other than causing the release of such Obligations;
(b)    the designation of such Loan Party as an Unrestricted Subsidiary in accordance with the provisions of the definition of “Unrestricted Subsidiary”;
(c)    such Subsidiary becomes an Excluded Subsidiary in accordance with the provisions of the definition of “Excluded Subsidiary” (as evidenced by a notice in writing from an Officer of the Parent Borrower); or

(d)    repayment of all of the Obligations (other than contingent indemnity obligations for which no claim has been made) and termination of the DDTL Commitment hereunder.
SECTION 10.13    Addition of Guarantors. The parties hereto acknowledge and agree that the Parent Borrower shall be permitted to add other direct and indirect Subsidiaries of the Parent Borrower as Guarantors under this Agreement in its discretion pursuant and subject to the provisions of Section 5.16, and that any such addition shall be effectuated by such Subsidiary and other applicable parties executing a joinder agreement and other documents required by the Lender in form and substance satisfactory to the Lender (and shall not be deemed an amendment of this Agreement).
SECTION 10.14    Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Article X shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the amount of all Obligations; and (ii) the amount that could be claimed by the Lender from such Guarantor under this Article X without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Guarantor under Section 10.02.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.
VAREX IMAGING CORPORATION, as the Parent Borrower
By: /s/ Sunny S. Sanyal
Name: Sunny S. Sanyal
Title: Chief Executive Officer
VAREX IMAGING WEST, LLC, as a Borrower
By: /s/ Sunny S. Sanyal
Name: Sunny S. Sanyal
Title: Chief Executive Officer

SIGNATURE PAGE TO DELAYED-DRAW TERM LOAN CREDIT AND GUARANTY AGREEMENT

3901 CARNATION STREET LLC, as a Guarantor
By: VAREX IMAGING CORPORATION, its sole member
By: /s/ Sunny S. Sanyal
Name: Sunny S. Sanyal
Title: Chief Executive Officer
VAREX IMAGING AMERICAS CORPORATION, as a Guarantor
By: /s/ David Van Woerkom
Name: David Van Woerkom
Title: Treasurer
VAREX IMAGING HOLDINGS, INC., as a Guarantor
By: /s/ Sunny S. Sanyal
Title: President

VAREX IMAGING WEST HOLDINGS, INC., as a Guarantor
By: /s/ David Van Woerkom
Name: David Van Woerkom
Title: Treasurer
VIRTUAL MEDIA INTEGRATION, LLC, as a Guarantor

By: /s/ Sunny S. Sanyal
Name: Sunny S. Sanyal
Title: President
SIGNATURE PAGE TO DELAYED-DRAW TERM LOAN CREDIT AND GUARANTY AGREEMENT

ZIONS CREDIT CORPORATION, as the Lender
By: /s/ Terrie Hyland
Name: Terrie Hyland
Title: Vice President

SIGNATURE PAGE TO DELAYED-DRAW TERM LOAN CREDIT AND GUARANTY AGREEMENT

SCHEDULE 2.01

DDTL COMMITMENT

Name of Lender	DDTL Commitment
Zions Credit Corporation	$20,000,000.00

TOTAL	$20,000,000.00